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                     May 14, 2021

       Todd M. Purdy
       Chief Executive Officer
       Crescent Acquisition Corp
       11100 Santa Monica Blvd., Suite 2000
       Los Angeles, CA 90025

                                                        Re: Crescent
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 11,
2021
                                                            File No. 001-38825

       Dear Mr. Purdy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Michael J. Mies